FOR IMMEDIATE RELEASE                                                                                                                                                            Exhibit 99.1

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Third Quarter Fiscal 2009 Operating Results

•	Total sales increase 3.4% over last year.
•	Adjusted EBITDA increases 12.9% to $136.5 million from $120.9 million last year.
•	SG&A as a percentage of sales improves 170 basis points versus last year.
•	Average Inventory per store decreased 14% versus last year.

BURLINGTON, NEW JERSEY, April 14, 2009 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the third quarter ended February 28, 2009.

Third Quarter Fiscal 2009 Operating Results

Net sales were $1,021.1 million for the three month period ended February 28, 2009 compared with $987.1 million for the three month period ended March 1, 2008, a 3.4% increase.   The increase in net sales primarily resulted from the opening of 31 net new stores from March 2, 2008 through February 28, 2009.  Comparative stores sales decreased by 4.3% versus the same period last year.

Adjusted EBITDA was $136.5 million for the three month period ended February 28, 2009 compared with $120.9 million for the three month period ended March 1, 2008.  The increase in adjusted EBITDA of $15.6 million is the result of cost reductions realized during the quarter and sales growth from new stores.  During this and the final quarter of Fiscal 2009, the Company expects to reduce its cost structure in excess of $60 million.

During the three months ended February 28, 2009, the Company recorded impairment charges related to its tradename and store level long-lived assets of $279.3 million and $28.1 million, respectively.

Year to Date Fiscal 2009 Operating Results

Net sales were $2,730.5 million for the nine month period ended February 28, 2009 compared with $2,612.4 million for the nine month period ended March 1, 2008, a 4.5% increase.  Comparative stores sales decreased by 2.3% versus the same period last year.

Adjusted EBITDA was $262.6 million for the nine month period ended February 28, 2009 compared with $243.0 million for the nine month period ended March 1, 2008, an 8.1% increase.  The $19.6 million increase in adjusted EBITDA is primarily the result of sales growth from the new stores and cost reductions realized in the third quarter.

Also during the nine months ended February 28, 2009, the Company recorded $279.3 million and $28.1 million of impairment as previously described in the results for the three months ended February 28, 2009.

Tom Kingsbury, Chief Executive Officer, stated, “We are very pleased with the results from our expense reduction and inventory management initiatives. The 12.9% increase in adjusted EBITDA for the third quarter is quite an accomplishment. Our strong inventory management has provided us the liquidity to take advantage of the many opportunistic buys available in the marketplace. I would like to thank the entire store and corporate team for contributing to this result.”

Third Quarter Fiscal 2009 Conference Call

The Company will hold a conference call for investors on Friday, April 17, 2009 at 10:00 a.m. Eastern Time to discuss the Company’s third quarter Fiscal 2009 operating results. To participate in the call, please dial 1-800-942-2493. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through April 18, 2009 at 12:00 p.m. eastern time. To access the replay, please dial 1-800-633-8284, then the access number, 21419878.

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. We currently serve our customers through our 427 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation, availability of desirable locations on suitable terms, and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(All amounts in thousands)

	Nine Months Ended		Three Months Ended

	February 28, 2009	March 1, 2008	February 28, 2009	March 1, 2008

REVENUES:
Net Sales	$2,730,504	$2,612,448	$1,021,079	$987,113
Other Revenue	22,588	23,966	8,296	8,103
	2,753,092	2,636,414	1,029,375	995,216

COSTS AND EXPENSES:
Cost of Sales	1,676,560	1,613,242	634,386	612,304
Selling and Administrative Expenses	837,245	802,792	265,639	273,504
Restructuring and Separation Costs	6,119	--	5,819	--
Depreciation	94,279	94,001	32,567	32,399
Amortization	33,008	32,136	11,242	10,756
Interest Expense	75,699	96,813	21,562	29,903
Impairment Charges - Long-Lived Assets	28,134	7,873	28,134	494
Impairment Charges – Tradename	279,300	--	279,300	--
Other (Income)/Expense, Net	(1,272)	(10,534)	1,565	(8,033)
	3,029,072	2,636,323	1,280,214	951,327

(Loss) Income Before Income Tax (Benefit)/Expense	(275,980)	91	(250,839)	43,889

Income Tax (Benefit) Expense	(110,794)	533	(99,944)	17,109

Net (Loss) Income	$(165,186)	$(442)	$(150,895)	$26,780

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization, impairment of long-lived assets and impairment of tradename) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations. The Company has provided this additional information to assist the reader in understanding our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing the notes, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

	In Thousands
	Nine Months Ended		Three Months Ended
	February 28, 2009	March 1, 2008	February 28, 2009	March 1, 2008

Net (Loss) Income	$(165,186)	$(442)	$(150,895)	$26,780

Interest Expense	75,699	96,813	21,562	29,903
Income Tax (Benefit)/ Provision	(110,794)	533	(99,944)	17,109
Depreciation	94,279	94,001	32,567	32,399
Impairment Charges - Long-Lived Assets	28,134	7,873	28,134	494
Impairment Charges - Tradename	279,300	--	279,300	--

Amortization	33,008	32,136	11,242	10,756

EBITDA	$234,440	$230,914	$121,966	$117,441
Interest Income	(570)	(1,632)	(143)	(674)
Non Cash Straight-Line Rent Expense (a)	6,745	5,498	1,709	1,405
Advisory Fees (b)	3,641	3,183	1,188	1,108
Stock Compensation Expense ( c )	5,809	1,287	3,746	755
Sox Compliance (d)	1,196	1,716	120	1,237
Loss on Investment in Money Market Fund (e)	4,661	--	2,995	--
Leasehold Purchase Amortization(f)	634	--	282	--
Severance (g)	1,735	--	1,735	--
Franchise Tax (h) (l)	714	566	250	136
Insurance Reserve (i) (l)	(844)	220	(561)	(1,021)
Advertising Expense Related to Barter (j)(l)	1,918	1,240	624	478
CEO Transition Costs (k)	2,558	--	2,558	--
Adjusted EBITDA	$262,637	$242,992	$136,469	$120,865

EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

(a)	Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis).
(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods.
(c)	Represents expenses recorded under SFAS No. 123(R) during the fiscal periods.
(d)
As a voluntary non-accelerated filer, the Company furnished its initial management report on Internal Controls Over Financial Reporting in its Annual Report on Form 10-K for Fiscal 2008.  These costs represent professional fees related to this compliance effort that were incurred during Q1 of 2009, as well as fees incurred as part of the ongoing compliance effort for Fiscal 2009.

(e)	Represents the loss on the investment of the Reserve Primary Fund (Fund), related to a decline in the fair value of the underlying securities held by the Fund.
(f)	Represents amortization of lease purchases which are recorded in rent expense within our selling and administrative line items.
(g)	Represents a severance charge resulting from a reduction of approximately 9% of the Company’s workforce during the third quarter of Fiscal 2009.
(h)	Represents the franchise taxes paid which are based on the equity of the Company.
(i)	Represents the change in calculated non-cash reserves based on estimated general liability, workers compensation and health insurance claims, net of cash payments.
(j)	Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory.
(k)	On December 2, 2008, the Company entered into an employment agreement with Tom Kingsbury to become the new President and Chief Executive Officer. In connection with that effort, the Company recorded executive recruiting costs. Additionally, the Company entered into a separation agreement with the former President and Chief Executive Officer in which he would receive continuation payments and other benefits payable as described in his separation agreement.
(l)	Beginning with the quarter ended February 28, 2009, the Company changed its methodology of calculating Adjusted EBITDA and has shown that change retrospectively in the Adjusted EBITDA calculations above for both the nine and three month periods ended February 28, 2009. In accordance with our credit agreements, the Company has reflected Adjusted EBITDA add-backs related to franchise tax, insurance reserves and barter advertising credit usage. The impact of this change resulted in increases to Adjusted EBITDA of $1.8 million and $0.3 million, respectively, for the nine and three month periods ended February 28, 2009. The impact on the nine and three month periods ended March 1, 2008 was an increase to Adjusted EBITDA of $2.0 million and a decrease of $0.4 million respectively, for each period.